EXHIBIT 99.1

Republic Posts Net Income of $32.6 Million for the First Six Months of 2009, a 14% Increase Over the First Six Months of 2008

July 16, 2009

Contact: Kevin Sipes

Executive Vice President and Chief Financial Officer

(502) 560-8628

Republic Bancorp is pleased to report net income of $32.6 million for the first six months of 2009, a $4.1 million, or 14%, increase over the same period in 2008. Diluted Earnings per Class A Common Share increased 14% for the first six months of the year to $1.57. For the second quarter the Company achieved net income of $6.9 million, a $444,000, or 7%, increase over the second quarter of 2008. Diluted Earnings per Class A Common Share increased 6% for the second quarter to $0.33. “We are extremely pleased with the Company’s performance during the second quarter and first six months of 2009. We continue to produce strong results despite the challenging economic conditions throughout the country. During the first six months of the year, when many other financial institutions across the nation reduced their work forces, cut their employee benefits and eliminated or greatly reduced their dividend payouts, Republic increased the guaranteed match portion of its 401(k) by 50% effective January 1st of this year to reward our associates for their contribution to the Company’s overall success. In addition, we have continued to hire talented new associates throughout the year and we increased our quarterly cash dividend by 9% for the second quarter - the 8th consecutive year we increased our quarterly cash dividend,” Steve Trager, Republic’s President & CEO, noted.

Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company for Republic Bank & Trust Company and Republic Bank.

Results of Operations for the First Six Months of 2009 Compared to the First Six Months of 2008

The following chart briefly highlights Republic’s six months ended June 30, 2009 financial performance compared to the same period in 2008:

	YTD	YTD
(dollars in thousands, except per share data)	06/30/09	06/30/08

Net Income	$32,626	$28,546
Diluted Earnings per Class A Share	1.57	1.38
Total Assets	3,104,340	3,053,209

Mortgage Banking and Traditional Banking (collectively “Core Banking”)

The Company posted strong Core Banking net income for the six months ended June 30, 2009 compared to the same period in 2008 despite the negative impact of a $2.6 million increase in FDIC insurance expense incurred during the first six months of this year. Excluding the increase in the Company’s FDIC insurance expense, the Company’s Core Banking net income for the first six months of the year increased by $908,000, or 8%, over the same period in 2008.

Net interest income within the Company’s Core Banking increased $2.1 million, or 4%, for the six months ended June 30, 2009 compared to the same period in 2008. During the first six months of 2009, net interest income within the Company’s Core Banking benefited from disciplined loan and deposit pricing strategies and low short-term interest rates combined with a steep yield curve and higher year-over-year average earning assets. Overall, the Traditional Banking segment’s net interest margin was a solid 3.79% for the six months ended June 30, 2009.

Mortgage banking income increased $5.0 million, or 181%, for the six months ended June 30, 2009 compared to the same period in 2008. The majority of this increase was in the “gain on sale of loan” category, as the Company benefited from historically low long-term interest rates, combined with its strong reputation as a market leader in first mortgage home loans. As a result, the Company originated $444 million in fixed rate secondary market home loans during the first six months of 2009 serving 2,700 clients, compared to $146 million in originations during the first six months of 2008. Unlike many of its peers, Republic continues to service virtually all the loans it sells into the secondary market, thereby maintaining long-term, full banking relationships.

In addition to the strong gain on sale of loans, mortgage banking income was also positively impacted during the first six months of 2009 by a reversal during the first quarter of $1.1 million from a valuation allowance related to the Company’s Mortgage Servicing Rights (“MSR”) portfolio, which was originally recorded during the fourth quarter of 2008. During the second quarter of 2009, the Company reversed the remaining $122,000 from the valuation allowance.

Core Banking non interest expense increased $6.4 million, or 15%, for the first six months of 2009 to $48.8 million. A significant component of this increase was the Company’s FDIC insurance expense, which included a special assessment imposed on all banks nationwide by the FDIC effective June 30, 2009. On a pre tax basis, this special insurance assessment was approximately $1.4 million for Republic and was in addition to the increase of $1.2 million that the Company had already experienced in its usual insurance premiums during the first six months of the year. In addition to higher FDIC insurance expense, other real estate owned expense increased $1.8 million during the six months ended June 30, 2009 compared to the same period in 2008 primarily due to write downs related to two other real estate owned properties held in Florida. One of these properties was sold during the second quarter of 2009.

Core Banking provision for loan losses increased from $5.9 million during the first six months of 2008 to $7.1 million during the first six months of 2009. “Despite credit quality numbers that continue to compare favorably to peer, we are not immune from the current downturn in the economy, as evidenced by the increases in our delinquent and non-performing loans. Management of our overall credit quality continues to be performed on a regular basis at the highest levels within our Company, including significant involvement from our executive team. With this level of senior management involvement, I believe Republic will continue to be a leader in terms of credit quality compared to its peers in the industry,” commented Scott Trager, President of Republic Bank & Trust Company.

Tax Refund Solutions (“TRS”)

Net income at TRS increased from $17.2 million during the first six months of 2008 to $22.0 million for the first six months of 2009. The rise in net income resulted primarily from a healthy increase in volume, as the Company processed $7.7 billion in electronic refunds for 2.7 million customers during this year’s tax season.

Results of Operations for the Second Quarter of 2009 Compared to the Second Quarter of 2008

The following chart briefly highlights Republic’s second quarter ended June 30, 2009 financial performance compared to the same period in 2008:

	Qtr. Ended	Qtr. Ended
(dollars in thousands, except per share data)	06/30/09	06/30/08

Net Income	$6,867	$6,423
Diluted Earnings per Class A Share	0.33	0.31

Core Banking

“Overall, Core Banking operating results were solid for the second quarter of 2009 despite the negative impact of a $1.8 million increase in FDIC insurance expense incurred for the second quarter of 2009. Excluding the increased FDIC insurance expense, our Core Banking net income for the quarter increased by $1.2 million, or 21%, over the second quarter of 2008. Along with our solid earnings results, we continued to have favorable credit quality compared to peer, continued improvement in our overall interest rate risk position in addition to a notable increase in our allowance for loan losses during the quarter,” Steve Trager noted on the quarter.

Net interest income within the Company’s Core Banking segments decreased $863,000, or 3%, for the second quarter ended June 30, 2009 compared to the same period in 2008. While net interest income within the Core Banking segments benefited from the current interest rate environment for much of 2009, the month-to-month improvement in this benefit, when comparing to the same month in the previous year, decreased throughout the year until it became negative in April. This change occurred as the Company extended maturities on $185 million of its FHLB borrowings during the first and second quarters of 2009 in order to mitigate its risk position from a future rise in interest rates. As a result, the weighted average cost of these borrowings went from 0.35% on an overnight basis to 2.99% after their maturities were extended. The Traditional Banking segment also continued to have a significant sum of cash on hand during the quarter from maturing securities and portfolio loans, which were refinanced into the secondary market. This cash held at the Federal Reserve averaged $188 million for the second quarter and earned 0.25% in a variable rate account. The Company maintained this cash at the Federal Reserve for interest rate risk mitigation and because other investment alternatives were considered less attractive when considering the current economic environment and the Company’s overall interest rate risk position.

“Our Traditional Banking segment continued to experience favorable growth in low cost transaction and money market accounts of $43 million during the second quarter. As a result, our cost of funds decreased to 1.85% for the quarter. In spite of the increased cost of wholesale term funding, our

Traditional Banking net interest margin remained significantly better than peer at 3.72% for the quarter, representing a modest reduction from the first quarter of 2009,” commented Steve Trager.

Mortgage banking income increased $2.4 million, or 210%, for the second quarter ended June 30, 2009 compared to the same period in 2008. The majority of this increase was in the “gain on sale of loan” category, as the Company sold $243 million in fixed rate loans into the secondary market during the second quarter of 2009 compared to $68 million during the second quarter of 2008. As of June 30, 2009, the Company had $33 million in loans held for sale with $25 million in fixed rate loan commitments to its customers and $58 million in mandatory forward sales contracts primarily to the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”).

Core Banking non interest expenses increased $2.8 million, or 13%, for the second quarter of 2009 to $24.1 million. Core Banking FDIC insurance expense increased $1.8 million during the second quarter of 2009 compared to the same period in 2008. Approximately $1.4 million of the increase in FDIC insurance expense was associated with the special assessment for the quarter. Occupancy and equipment increased $434,000 during the three months ended June 30, 2009 compared to the same period in 2008 primarily due to growth in the Company’s infrastructure and banking center network, as well as increased leasing costs and service agreements associated with the Company’s technology and operating systems. The increase in non interest expense was modest despite the significant increase in FDIC insurance assessments, as well as the growth in the Company’s banking center network to 44 locations compared to 40 locations as of the beginning of 2008.

Core Banking provision for loan losses increased from $2.9 million during the second quarter of 2008 to $3.5 million during the second quarter of 2009. Provision expense was higher during the second quarter due to increased delinquent and non performing loans, as well as higher charge-offs. In addition, the Company continued to increase its allowance for loan losses to give greater consideration to current economic conditions in the real estate industry.

TRS

TRS net income increased $500,000 for the second quarter ended June 30, 2009 compared to the same period in 2008. In addition to the revenue generated from the overall growth in the program, TRS net income was significantly impacted during the second quarter by better-than-projected paydowns in outstanding Refund Anticipation Loans (“RALs”) subsequent to March 31, 2009. As a result, the Company lowered its overall loan loss estimate for its RAL portfolio by $1.8 million during the second quarter of 2009.

CONCLUSION

“As we turn our thoughts to the second half of 2009, our primary focus will remain on maintaining our status as an industry leader in asset quality while seeking additional opportunities to profitably grow our business. With a strong capital position, we hope to capitalize on current market conditions to expand our presence in Florida and possibly Ohio over the coming year. Regardless of where the turbulent economic winds carry us in the future, however, we will continue to work diligently for our shareholders in the future and never sacrifice long-term shareholder value for the benefit of short-term economic gain. With stockholder’s equity of $309 million and a Tier I Capital ratio well above that considered ‘well capitalized’ in the industry, Republic Bancorp remains a safe and sound bank for its deposit clients and a solid long-term investment for its shareholders - giving further credence to our slogan, ‘we were here for you yesterday, we are here for you today, and we will be here for you tomorrow,™’”concluded Steve Trager.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of: Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.1 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2008 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release

(all amounts other than per share amounts and number of employees and number of banking centers are expressed in thousands unless otherwise noted)

Balance Sheet Data

	June 30, 2009	Dec. 31, 2008	June 30, 2008
Assets:
Cash and cash equivalents	$165,042	$616,303	$88,565
Investment securities	519,376	904,674	510,661
Mortgage loans held for sale	33,287	11,298	11,621
Loans	2,287,178	2,303,857	2,348,509
Allowance for loan losses	(19,886)	(14,832)	(17,995)
Federal Home Loan Bank stock, at cost	26,248	25,082	24,754
Premises and equipment, net	40,369	42,885	39,859
Goodwill	10,168	10,168	10,168
Other assets and accrued interest receivable	42,558	39,933	37,067
Total assets	$3,104,340	$3,939,368	$3,053,209

Liabilities and Stockholders’ Equity:
Deposits:
Non interest-bearing	$338,806	$273,203	$293,210
Interest-bearing	1,415,982	2,470,166	1,335,743
Total deposits	1,754,788	2,743,369	1,628,953

Securities sold under agreements to repurchase and other short-term borrowings	299,028	339,012	330,730
Federal Home Loan Bank advances	659,732	515,234	749,837
Subordinated note	41,240	41,240	41,240
Other liabilities and accrued interest payable	40,008	24,591	31,461
Total liabilities	2,794,796	3,663,446	2,782,221

Stockholders’ equity	309,544	275,922	270,988
Total liabilities and Stockholders’ equity	$3,104,340	$3,939,368	$3,053,209

Average Balance Sheet Data

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Assets:
Investment securities	$519,902	$562,322	$546,152	$593,396
Federal funds sold and other interest-earning deposits	188,604	7,661	490,542	63,617
Loans and fees, including loans held for sale	2,316,494	2,361,208	2,463,377	2,412,149
Total earning assets	3,025,000	2,931,191	3,500,071	3,069,162
Total assets	3,216,869	3,055,623	3,693,273	3,224,574

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$346,065	$301,421	$438,268	$368,649
Interest-bearing deposits	1,475,972	1,360,818	1,913,429	1,520,649
Securities sold under agreements to repurchase and other short-term borrowings	328,951	363,485	327,984	384,350
Federal Home Loan Bank advances	662,652	675,918	605,414	597,778
Subordinated note	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	2,508,815	2,441,461	2,888,067	2,544,017
Stockholders’ equity	311,831	266,148	302,692	260,492

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

Income Statement Data

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Total interest income (1)	$39,506	$45,673	$136,863	$113,433
Total interest expense	11,585	16,400	28,126	39,532

Net interest income	27,921	29,273	108,737	73,901

Provision for loan losses	1,686	3,629	27,351	14,128

Non interest income:
Service charges on deposit accounts	4,992	4,933	9,414	9,478
Electronic refund check fees	2,230	2,970	25,135	16,930
Net RAL securitization income	60	286	472	12,873
Mortgage banking income	3,517	1,133	7,691	2,735
Debit card interchange fee income	1,312	1,246	2,471	2,395
Net loss on sales, calls and impairment of securities	(1,896)	(3,388)	(5,021)	(3,607)
Other	692	432	1,247	752
Total non interest income	10,907	7,612	41,409	41,556

Non interest expenses:
Salaries and employee benefits	12,647	12,615	27,163	27,115
Occupancy and equipment, net	5,428	4,754	11,337	9,426
Communication and transportation	1,021	884	2,944	2,222
Marketing and development	663	730	11,640	7,489
FDIC insurance assessment	2,004	63	3,054	122
Bank franchise tax expense	637	703	1,272	1,426
Data processing	779	669	1,549	1,386
Debit card interchange expense	694	612	1,368	1,188
Supplies	398	373	1,276	929
Other real estate owned expense	272	125	1,983	150
Other	2,011	2,175	6,610	5,930
Total non interest expenses	26,554	23,703	70,196	57,383

Income before income tax expense	10,588	9,553	52,599	43,946
Income tax expense	3,721	3,130	19,973	15,400

Net income	$6,867	$6,423	$32,626	$28,546

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Per Share Data:
Basic average shares outstanding	20,749	20,525	20,706	20,432
Diluted average shares outstanding	20,910	20,839	20,876	20,697

End of period shares outstanding:
Class A Common Stock	18,439	18,221	18,439	18,221
Class B Common Stock	2,310	2,339	2,310	2,339

Book value per share	$14.92	$13.18	$14.92	$13.18

Earnings per share:
Basic earnings per Class A Common Stock	0.33	0.31	1.58	1.40
Basic earnings per Class B Common Stock	0.32	0.30	1.56	1.38
Diluted earnings per Class A Common Stock	0.33	0.31	1.57	1.38
Diluted earnings per Class B Common Stock	0.32	0.30	1.54	1.36

Cash dividends declared per share:
Class A Common Stock	0.132	0.121	0.253	0.231
Class B Common Stock	0.121	0.110	0.230	0.210

Performance Ratios:
Return on average assets	0.85%	0.84%	1.77%	1.77%
Return on average equity	8.81	9.65	21.56	21.92
Efficiency ratio (2)	66	59	45	48

Yield on average earning assets	5.22	6.23	7.82	7.39
Cost of interest-bearing liabilities	1.85	2.69	1.95	3.11
Net interest spread	3.37	3.54	5.87	4.28
Net interest margin	3.69	3.99	6.21	4.82

Asset Quality Ratios:
Loans on non-accrual status	31,094	17,688	31,094	17,688
Loans past due 90 days or more and still on accrual	318	1,476	79	1,476
Total non-performing loans	31,412	19,164	31,173	19,164
Other real estate owned	2,723	2,160	2,723	2,160
Total non-performing assets	34,135	21,324	33,896	21,324
Non-performing loans to total loans	1.37%	0.82%	1.37%	0.82%
Non-performing assets to total loans (including OREO)	1.49	0.91	1.49	0.91
Allowance for loan losses to total loans	0.87	0.77	0.87	0.77
Allowance for loan losses to non-performing loans	64	94	64	94
Net loan charge-offs to average loans - Total Company	(0.06)	0.11	1.81	0.74
Net loan charge-offs to average loans - Banking Segment	0.23	0.12	0.18	0.13
Delinquent loans to total loans (3)	1.71	1.01	1.71	1.01

Other Information:
End of period full-time equivalent employees	745	710	745	710
Number of banking centers	44	42	44	42

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

Balance Sheet Data

	Quarterly Comparison
	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
Assets:
Cash and cash equivalents	$165,042	$442,039	$616,303	$72,735	$88,565
Investment securities	519,376	452,782	904,674	546,328	510,661
Mortgage loans held for sale	33,287	11,499	11,298	6,758	11,621
Loans	2,287,178	2,314,689	2,303,857	2,318,373	2,348,509
Allowance for loan losses	(19,886)	(17,878)	(14,832)	(14,247)	(17,995)
Federal Home Loan Bank stock, at cost	26,248	26,248	25,082	25,082	24,754
Premises and Equipment, net	40,369	40,700	42,885	42,225	39,859
Goodwill	10,168	10,168	10,168	10,168	10,168
Other assets and interest receivable	42,558	57,398	39,933	37,632	37,067
Total assets	$3,104,340	$3,337,645	$3,939,368	$3,045,054	$3,053,209

Liabilities and Stockholders’ Equity:
Deposits:
Non interest-bearing	$338,806	$380,039	$273,203	$279,260	$293,210
Interest-bearing	1,415,982	1,588,756	2,470,166	1,521,607	1,335,743
Total deposits	1,754,788	1,968,795	2,743,369	1,800,867	1,628,953

Securities sold under agreements to repurchase and other short-term borrowings	299,028	325,214	339,012	322,608	330,730
Federal Home Loan Bank advances	659,732	635,191	515,234	577,294	749,837
Subordinated note	41,240	41,240	41,240	41,240	41,240
Other liabilities and accrued interest payable	40,008	63,622	24,591	25,808	31,461
Total liabilities	2,794,796	3,034,062	3,663,446	2,767,817	2,782,221

Stockholders’ equity	309,544	303,583	275,922	277,237	270,988
Total liabilities and Stockholders’ equity	$3,104,340	$3,337,645	$3,939,368	$3,045,054	$3,053,209

Average Balance Sheet Data

	Quarterly Comparison
	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
Assets:
Investment securities	$519,902	$572,694	$792,641	$538,270	$562,322
Federal funds sold and other interest-earning deposits	188,604	795,834	232,591	7,723	7,661
Loans and fees, including loans held for sale	2,316,494	2,612,313	2,315,382	2,340,007	2,361,208
Total earning assets	3,025,000	3,980,841	3,340,614	2,886,000	2,931,191
Total assets	3,216,869	4,174,783	3,470,788	3,010,211	3,055,623

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$346,065	$531,496	$269,903	$279,061	$301,421
Interest-bearing deposits	1,475,972	2,355,747	1,940,405	1,413,704	1,360,818
Securities sold under agreements to repurchase and other short-term borrowings	328,951	327,006	381,695	352,498	363,485
Federal Home Loan Bank advances	662,652	547,540	536,161	622,011	675,918
Subordinated note	41,240	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	2,508,815	3,271,533	2,899,501	2,429,453	2,441,461
Stockholders’ equity	311,831	293,456	276,663	272,500	266,148

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

Income Statement Data

	Quarterly Comparison
	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008

Total interest income (4)	$39,506	$97,357	$44,782	$43,927	$45,673
Total interest expense	11,585	16,541	16,805	16,081	16,400
Net interest income	27,921	80,816	27,977	27,846	29,273

Provision for loan losses	1,686	25,665	1,753	324	3,629

Non interest income:
Service charges on deposit accounts	4,992	4,422	4,809	5,117	4,933
Electronic refund check fees	2,230	22,905	88	738	2,970
Net RAL securitization income	60	412	317	157	286
Mortgage banking income	3,517	4,174	(270)	1,071	1,133
Debit card interchange fee income	1,312	1,159	1,187	1,194	1,246
Net loss on sales, calls and impairment of securities	(1,896)	(3,125)	(5,484)	(5,273)	(3,388)
Other	692	555	343	410	432
Total non interest income	10,907	30,502	990	3,414	7,612

Non interest expenses:
Salaries and employee benefits	12,647	14,516	12,392	12,611	12,615
Occupancy and equipment, net	5,428	5,909	5,456	4,878	4,754
Communication and transportation	1,021	1,923	1,426	1,024	884
Marketing and development	663	10,977	866	853	730
FDIC insurance assessment	2,004	1,050	880	150	63
Bank franchise tax expense	637	635	573	599	703
Data processing	779	770	739	646	669
Debit card interchange expense	694	674	590	624	612
Supplies	398	878	392	328	373
Other real estate owned expense	272	1,711	69	19	125
Other	2,011	4,599	2,843	2,251	2,175
Total non interest expenses	26,554	43,642	26,226	23,983	23,703

Income before income tax expense	10,588	42,011	988	6,953	9,553
Income tax expense	3,721	16,252	384	2,451	3,130

Net income	$6,867	$25,759	$604	$4,502	$6,423

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

	Quarterly Comparison
	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
Per Share Data:
Basic average shares outstanding	20,749	20,662	20,615	20,591	20,525
Diluted average shares outstanding	20,910	20,832	20,886	20,978	20,839

End of period shares outstanding:
Class A Common Stock	18,439	18,412	18,318	18,283	18,221
Class B Common Stock	2,310	2,310	2,310	2,322	2,339

Book value per share	$14.92	$14.65	$13.38	$13.45	$13.18

Earnings per share:
Basic earnings per Class A Common Stock	0.33	1.25	0.03	0.22	0.31
Basic earnings per Class B Common Stock	0.32	1.24	0.02	0.21	0.30
Diluted earnings per Class A Common Stock	0.33	1.24	0.03	0.22	0.31
Diluted earnings per Class B Common Stock	0.32	1.23	0.02	0.20	0.30

Cash dividends declared per share:
Class A Common Stock	0.132	0.121	0.121	0.121	0.121
Class B Common Stock	0.121	0.110	0.110	0.110	0.110

Performance Ratios:
Return on average assets	0.85%	2.47%	0.07%	0.60%	0.84%
Return on average equity	8.81	35.11	0.87	6.61	9.65
Efficiency ratio (2)	66	38	76	66	59

Yield on average earning assets	5.22	9.78	5.36	6.09	6.23
Cost of interest-bearing liabilities	1.85	2.02	2.32	2.65	2.69
Net interest spread	3.37	7.76	3.04	3.44	3.54
Net interest margin	3.69	8.12	3.35	3.86	3.99

Asset Quality Data:
Loans on non-accrual status	31,094	24,133	11,324	14,763	17,688
Loans past due 90 days or more and still on accrual	318	352	2,133	1,217	1,476
Total non-performing loans	31,412	24,485	13,457	15,980	19,164
Other real estate owned	2,723	6,386	5,737	2,017	2,160
Total non-performing assets	34,135	30,871	19,194	17,997	21,324
Non-performing loans to total loans	1.37%	1.06%	0.58%	0.69%	0.82%
Non-performing assets to total loans (including OREO)	1.49	1.33	0.83	0.78	0.91
Allowance for loan losses to total loans	0.87	0.77	0.64	0.61	0.77
Allowance for loan losses to non-performing loans	64	73	110	89	94
Net loan charge-offs to average loans - Total Company	(0.06)	3.46	0.20	0.70	0.11
Net loan charge-offs to average loans - Banking Segment	0.23	0.13	0.25	0.51	0.12
Delinquent loans to total loans (3)	1.71	1.53	1.07	1.05	1.01

Other Information:
End of period full-time equivalent employees	745	742	724	720	710
Number of banking centers	44	45	45	45	42

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

Segment Data:

The reportable segments are determined by the type of products and services offered, distinguished between Traditional Banking, Mortgage Banking and Tax Refund Solutions (“TRS”). Loans, investments and deposits provide the majority of revenue from traditional banking operations; servicing fees and loan sales provide the majority of revenue from mortgage banking operations; Refund Anticipation Loan (“RAL”) fees, Electronic Refund Check (“ERC”)/ Electronic Refund Deposit (“ERD”) fees and Net RAL securitization income provide the majority of the revenue from TRS. All Company segments are domestic. Segment information for the three months and six months ended June 30, 2009 and 2008 follows:

	Three Months Ended June 30, 2009
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$27,371	$259	$291	$27,921
Provision for loan losses	3,459	(1,773)	—	1,686

Electronic Refund Check fees	—	2,230	—	2,230
Net RAL securitization income	—	60	—	60
Mortgage banking income	—	—	3,517	3,517
Other revenue	5,193	17	(110)	5,100
Total non interest income	5,193	2,307	3,407	10,907

Total non interest expenses	23,773	2,448	333	26,554

Gross operating profit	5,332	1,891	3,365	10,588
Income tax expense	1,876	743	1,102	3,721
Net income	$3,456	$1,148	$2,263	$6,867

Segment assets	$3,064,313	$6,693	$33,334	$3,104,340

Net interest margin	3.72%	NM	NM	3.69%

	Three Months Ended June 30, 2008
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$28,436	$748	$89	$29,273
Provision for loan losses	2,857	772	—	3,629

Electronic Refund Check fees	—	2,970	—	2,970
Net RAL securitization income	—	286	—	286
Mortgage banking income	—	—	1,133	1,133
Other revenue	3,751	(5)	(523)	3,223
Total non interest income	3,751	3,251	610	7,612

Total non interest expenses	21,076	2,407	220	23,703

Gross operating profit	8,254	820	479	9,553
Income tax expense	2,796	172	162	3,130
Net income	$5,458	$648	$317	$6,423

Segment assets	$3,032,078	$9,445	$11,686	$3,053,209

Net interest margin	4.00%	NM	NM	3.99%

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

	Six Months Ended June 30, 2009
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$55,329	$52,833	$575	$108,737
Provision for loan losses	7,116	20,235	—	27,351

Electronic Refund Check fees	—	25,135	—	25,135
Net RAL securitization income	—	472	—	472
Mortgage banking income	—	—	7,691	7,691
Other revenue	8,027	32	52	8,111
Total non interest income	8,027	25,639	7,743	41,409

Total non interest expenses	48,080	21,349	767	70,196

Gross operating profit	8,160	36,888	7,551	52,599
Income tax expense	2,573	14,855	2,545	19,973
Net income	$5,587	$22,033	$5,006	$32,626

Segment assets	$3,064,313	$6,693	$33,334	$3,104,340

Net interest margin	3.79%	NM	NM	6.21%

	Six Months Ended June 30, 2008
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$53,566	$20,144	$191	$73,901
Provision for loan losses	5,903	8,225	—	14,128

Electronic Refund Check fees	—	16,930	—	16,930
Net RAL securitization income	—	12,873	—	12,873
Mortgage banking income	—	—	2,735	2,735
Other revenue	9,872	4	(858)	9,018
Total non interest income	9,872	29,807	1,877	41,556

Total non interest expenses	41,953	14,971	459	57,383

Gross operating profit	15,582	26,755	1,609	43,946
Income tax expense	5,295	9,557	548	15,400
Net income	$10,287	$17,198	$1,061	$28,546

Segment assets	$3,032,078	$9,445	$11,686	$3,053,209

Net interest margin	3.92%	NM	NM	4.82%

Republic Bancorp, Inc. Financial Information

Second Quarter 2009 Earnings Release (continued)

(1) — The amount of loan fee income included in total interest income was $1.2 million and $2.2 million for the quarters ended June 30, 2009 and 2008. The amount of loan fee income included in total interest income was $59.1 million and $21.6 million for the six months ended June 30, 2009 and 2008.

(2) — Equals total non-interest expense divided by the sum of net interest income and non interest income. The ratio excludes net loss on sales, calls and impairment of investment securities.

(3) — Equals total loans over 30 days past due divided by total loans.

(4) — The amount of loan fee income included in total interest income per quarter was as follows: $1.2 million (quarter ended June 30, 2009), $57.8 million (quarter ended March 31, 2009), $1.4 million (quarter ended December 31, 2008), $1.3 million (quarter ended September 30, 2008) and $2.2 million (quarter ended June 30, 2008).

NM — Not meaningful